WAIVER AND AMENDMENT #1 TO
AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT #1 (this “Amendment”) to the Agreement and Plan of Merger by and between Wentworth I, Inc. (“Wentworth”) and AeroGrow International, Inc. (“AeroGrow”) dated as of January 12, 2006 (the “Merger Agreement”) is entered into as of this 31 day of October, 2006 by and between AeroGrow, acting on its behalf and as successor to Wentworth, and Keating Reverse Merger Fund, LLC (“KRM Fund”).

RECITALS

A. Pursuant to Section 5.1 of the Merger Agreement, KRM Fund was granted the right to send a representative to meetings of the Board of Directors of AeroGrow for a period of two years following the Closing.

B KRM Fund wishes to relinquish the right to send such a representative.

C. Pursuant to Section 10.4 of the Merger Agreement, KRM Fund was made a third party beneficiary to certain provisions of the Merger Agreement.

D. Pursuant to Section 8.4 of the Merger Agreement, the Merger Agreement may be amended if such amendment is in writing and is signed by the parties to the Merger Agreement.

E. AeroGrow and KRM Fund desire to amend Section 5.1 of the Merger Agreement to eliminate the rights of KRM Fund to send a representative to meetings of the Board of Directors of AeroGrow.

F. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendment of Section 5.1. The second and third sentences of Section 5.1 of the Merger Agreement are hereby deleted in their entirety which stated:

“For a period of two years following the Closing, AeroGrow hereby grants Keating Reserve Merger Fund, LLC (“KRM Fund”) the right to send a representative (who need not be the same individual from meeting to meeting) to observe each meeting or participate in telephone meetings of AeroGrow’s board of directors and receive all documents and written materials provided to directors. Such representative shall be entitled to receive reimbursement for all reasonable costs incurred in attending such meetings, including, but not limited to, food, lodging and transportation.”

2. Waiver. KRM Fund hereby waives, relinquishes and otherwise foregoes any rights granted by the second and third sentences of Section 5.1 of the Merger Agreement (as in effect prior to the amendment effected by Section 1 of this Amendment).

3. No Other Changes. Except as expressly set forth above, no other amendments or modifications are being made to the Merger Agreement.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the state of Delaware, USA, regardless of the laws that might otherwise govern under applicable principles of law thereof.

6. Counterparts. This Amendment may be executed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person.

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Signature pages follow]

IN WITNESS WHEREOF, the parties here caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

AEROGROW INTERNATIONAL, INC.

on its own behalf and as successor to Wentworth I, Inc.

By:	/s/ W. Michael Bissonnette
Name: W. Michael Bissonnette
Title: Chief Executive Officer & President

KEATING REVERSE MERGER FUND, LLC

By:	/s/ Timothy J. Keating
Name: Timothy J. Keating
Title: Manager

[Signature Page to Amendment No. 1 to Merger Agreement]